Exhibit 10.2

AMENDED AND RESTATED

DIRECTOR NOMINATION AGREEMENT

THIS AMENDED AND RESTATED DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021, by and among Agiliti, Inc., a Delaware corporation (the “Company”), and THL Agiliti LLC, a Delaware limited liability company (“THL Stockholder”). This Agreement shall become effective (the “Effective Date”) upon the closing of the Company’s initial public offering (the “IPO”) of shares of its common stock, par value $0.0001 per share (the “Common Stock”).

WHEREAS, as of the date hereof, THL Stockholder and the Company are parties to that certain Director Nomination Agreement, dated as of January 4, 2019 (the “Existing Agreement”);

WHEREAS, as of the date hereof, THL Stockholder owns more than 99% of the Common Stock of the Company;

WHEREAS, THL Stockholder is contemplating causing the Company to effect the IPO;

WHEREAS, in consideration of THL Stockholder agreeing to undertake the IPO, the Company has agreed to continue to permit THL Stockholder to designate persons for nomination for election to the board of directors of the Company (the “Board”) following the Effective Date on the terms and conditions set forth herein; and

WHEREAS, in connection with, and effective upon, the consummation of the IPO, the Company and THL Stockholder wish to amend and restate the Existing Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

1. Board Nomination Rights.

(a) Upon the consummation of the IPO, the Existing Agreement shall be deemed to be amended and restated in its entirety and this Agreement shall be deemed to be effective.

(b) From the Effective Date, THL Stockholder shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) 100% of the Total Number of Directors (as defined below), so long as THL Stockholder Beneficially Owns shares of Common Stock representing at least 40% of the Original Amount of THL Stockholder, (ii) 40% of the Total Number of Directors, in the event that THL Stockholder Beneficially Owns shares of Common Stock representing at least 30% and less than 40% of the Original Amount of THL Stockholder, (iii) 30% of the Total Number of Directors, in the event that THL Stockholder Beneficially Owns shares of Common Stock representing at least 20% and less than 30% of the Original Amount of THL Stockholder, (iv) 20% of the Total Number of Directors, in the event that THL Stockholder Beneficially Owns shares of Common Stock representing at least 10% and less than 20% of the Original Amount of THL Stockholder, and (v) 1 Director (as defined below), in the event that THL Stockholder Beneficially Owns shares of Common Stock representing at least 5% of the Original Amount of THL Stockholder (such persons, the “Nominees”). For purposes of calculating the number of directors that THL Stockholder is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g. 1 1⁄4 Directors shall equate to 2 Directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors.

(c) In the event that THL Stockholder has nominated less than the total number of designees, THL Stockholder shall be entitled to nominate pursuant to Section 1(b), THL Stockholder shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Company and the Directors shall take all necessary corporation action, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), to (x) enable THL Stockholder to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to designate such additional individuals nominated by THL Stockholder to fill such newly created vacancies or to fill any other existing vacancies.

(d) In addition to the nomination rights set forth in Section 1(b) above, from the Effective Date, for so long as THL Stockholder Beneficially Owns shares of Common Stock representing at least 5% of the Original Amount of THL Stockholder, THL Stockholder shall have the right, but not the obligation, to designate a person (a “Non-Voting Observer”) to attend meetings of the Board (including any meetings of any committees thereof) in a non-voting observer capacity. Any such Non-Voting Observer shall be permitted to attend all meetings of the Board. THL Stockholder shall have the right to remove and replace its Non-Voting Observer at any time and from time to time. The Company shall furnish to any Non-Voting Observer (i) notices of Board meetings no later than, and using the same form of communication as, notice of Board meetings are furnished to directors and (ii) copies of any materials prepared for meetings of the Board that are furnished to the directors no later than the time such materials are furnished to the directors; provided that failure to deliver notice, or materials, to such Non-Voting Observer in connection with such Non-Voting Observer’s right to attend and/or review materials with respect to, any meeting of the Board shall not, by itself, impair the validity of any action taken by such Board at such meeting. Such Non-Voting Observer shall be required to execute or otherwise become subject to any codes of conduct or confidentiality agreements of the Company generally applicable to directors of the Company or as the Company reasonably requests.

(e) The Company shall pay all reasonable out-of-pocket expenses incurred by the Nominees and the Non-Voting Observer in connection with the performance of his or her duties as a director or a Non-Voting Observer and in connection with his or her attendance at any meeting of the Board.

(f) “Beneficially Own” shall mean that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Company. “Affiliate” of any person shall mean any other person controlled by, controlling or under common control with such person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

(g) “Director” means any member of the Board.

(h) “Original Amount of THL Stockholder” means the aggregate number of shares of Common Stock held, directly or indirectly, by THL Stockholder immediately prior to the consummation of the IPO, as such number may be adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar changes in the Company’s capitalization.

(i) “Total Number of Directors” means the total number of Directors comprising the Board.

(j) No reduction in the number of shares of Common Stock that THL Stockholder Beneficially Owns shall shorten the term of any incumbent director. At the Effective Date, the Board shall be comprised of eight members and the initial Nominees shall be Thomas J. Leonard, Darren M. Friedman, Joshua M. Nelson, Gary L. Gottlieb, Megan M. Preiner, John L. Workman, Michael A. Bell and Scott M. Sperling.

(k) In the event that any Nominee shall cease to serve for any reason, THL Stockholder shall be entitled to designate such person’s successor in accordance with this Agreement (regardless of THL Stockholder’s beneficial ownership in the Company at the time of such vacancy) and the Board shall promptly fill the vacancy with such successor nominee; it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces.

(l) If a Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, THL Stockholder shall be entitled to designate promptly another nominee and the director position for which the original Nominee was nominated shall not be filled pending such designation.

(m) So long as THL Stockholder has the right to nominate Nominees under Section 1(b) or any such Nominee is serving on the Board, the Company shall use its reasonable best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to THL Stockholder, and the Company’s Second Amended and Restated Certificate of Incorporation, the Third Amended and Restated Bylaws and the Indemnity Agreement executed by each Nominee (each as may be further amended, supplemented or waived in accordance with its terms) shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.

(n) At such time as the Company ceases to be a “controlled company” and is required by applicable law or the New York Stock Exchange (the “Exchange”) listing standards to have a majority of the Board comprised of “independent directors” (subject in each case to any applicable phase-in periods), THL Stockholder’s Nominees shall include a number of persons that qualify as “independent directors” under applicable law and the Exchange listing standards such that, together with any other “independent directors” then serving on the Board that are not Nominees, the Board is comprised of a majority of “independent directors.”

(o) So long as THL Stockholder has the right to nominate Nominees under Section 1(b), the number of members of the Board may not be increased or decreased without the prior written consent of THL Stockholder. Without limiting the foregoing, if the size of the Board is increased, THL Stockholder shall be entitled to nominate a number of Nominees to fill the newly created vacancies such that the total number of Nominees serving on the Board following such expansion will be equal to that number of Nominees that THL Stockholder would be entitled to nominate in accordance with Section 1(b) if such expansion occurred immediately prior to any meeting of the stockholders of the Company called with respect to the election of members of the Board, and the Board shall appoint such Nominees to the Board.

(p) At any time that THL Stockholder shall have any nomination rights under Section 1, the Company shall not take any action, including making or recommending any amendment to the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws (each as may be further amended, supplemented or waived in accordance with its terms) that could reasonably be expected to adversely affect THL Stockholder’s rights under this Agreement, in each case without the prior written consent of THL Stockholder.

2. Company Obligations. The Company agrees to use its reasonable best efforts to ensure that prior to the date that THL Stockholder ceases to Beneficially Own shares of Common Stock representing at least 5% of the total voting power of the then outstanding Common Stock, (i) each Nominee is included in the Board’s slate of nominees to the stockholders (the “Board’s Slate”) for each election of directors; and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board (each, a “Director Election Proxy Statement”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board. THL Stockholder will promptly provide reporting to the Company after THL Stockholder ceases to Beneficially Own shares of Common Stock representing at least 5% of the total voting power of the then outstanding Common Stock, such that Company is informed of when this obligation terminates. The calculation of the number of Nominees that THL Stockholder is entitled to nominate to the Board’s Slate for any election of directors shall be based on the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by THL Stockholder (“THL Stockholder Voting Control”) immediately prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission). Unless THL Stockholder notifies the Company otherwise prior to the mailing to shareholders of the Director Election Proxy Statement relating to an election of directors, the Nominees for such election shall be presumed to be the same Nominees currently serving on the Board, and no further action shall be required of THL Stockholder for the Board to include such Nominees on the Board’s Slate; provided, that, in the event THL Stockholder is no longer entitled to nominate the full number of Nominees then serving on the Board, THL Stockholder shall provide advance written notice to the Company, of which currently servicing Nominee(s) shall be excluded from the Board Slate, and of any other changes to the list of Nominees. If THL Stockholder fails to provide such notice prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), a majority of the independent directors then serving on the Board shall determine which of the Nominees of THL Stockholder then serving on the Board will be included in the Board’s Slate. Furthermore, the Company agrees for so long as the Company qualifies as a “controlled company” under the rules of the Exchange the Company will elect to be a “controlled company” for purposes of the Exchange and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. The Company and THL Stockholder acknowledge and agree that, as of the Effective Date, the Company is a “controlled company.”

3. Committees. From and after the Effective Date hereof until such time as THL Stockholder ceases to Beneficially Own shares of Common Stock representing at least 5% of the total voting power of the then outstanding Common Stock, THL Stockholder shall have the right to designate a number of members of each committee of the Board equal to the nearest whole number greater than the product obtained by multiplying (a) the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by THL Stockholder and (b) the number of positions, including any vacancies, on the applicable committee, provided that any such designee shall be a director and shall be eligible to serve on the applicable committee under applicable law or listing standards of the Exchange, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and for “controlled companies,” and any applicable phase-in periods). Any additional members shall be determined by the Board. Nominees designated to serve on a Board committee shall have the right to remain on such committee until the next election of directors, regardless of the level of THL Stockholder Voting Control following such designation. Unless THL Stockholder notifies the Company otherwise prior to the time the Board takes action to change the composition of a Board committee, and to the extent THL Stockholder has the requisite THL Stockholder Voting Control for THL Stockholder to nominate a Board committee member at the time the Board takes action to change the composition of any such Board committee, any Nominee currently designated by THL Stockholder to serve on a committee shall be presumed to be re-designated for such committee.

4. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and THL Stockholder, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. THL Stockholder shall not be obligated to nominate all (or any) of the Nominees it is entitled to nominate pursuant to this Agreement for any election of directors but the failure to do so shall not constitute a waiver of its rights hereunder with respect to future elections; provided, however, that in the event THL Stockholder fails to nominate all (or any) of the Nominees it is entitled to nominate pursuant to this Agreement prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), the Compensation and Governance Committee of the Board shall be entitled to nominate individuals in lieu of such Nominees for inclusion in the Board’s Slate and the applicable Director Election Proxy Statement with respect to the election for which such failure occurred and THL Stockholder shall be deemed to have waived its rights hereunder with respect to such election. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5. Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of THL Stockholder. Except as otherwise expressly provided in Section 6, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

6. Assignment. Upon written notice to the Company, THL Stockholder may assign to any Affiliate of THL Stockholder (other than a portfolio company) all of its rights hereunder and, following such assignment, such assignee shall be deemed to be “THL Stockholder” for all purposes hereunder.

7. Indemnity.

(a) The Company hereby jointly and severally indemnifies and agrees to exonerate and hold the THL Stockholder, the investment funds managed by THL Stockholder and certain of its Affiliates (the “Manager Funds”), and each of their respective past, current and future partners, shareholders, members, Affiliates, directors, officers, consultants, fiduciaries, managers, controlling persons, employees and agents and each of the past, current and future partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Company’s obligations hereunder, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses or any other amounts in connection therewith, including without limitation all actual out-of-pocket attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them arising directly or indirectly out of, or in any way relating to, (i) THL Stockholder’s or its Affiliates’ Beneficial Ownership of Common Stock or other equity securities of the Company or control or ability to influence the Company or any of its subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Agreement by an Indemnitee or its Affiliates or the breach of any fiduciary or other duty or obligation of such Indemnitee to its direct or indirect equity holders, creditors or Affiliates or (y) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its subsidiaries or (iii) any services provided prior, on or after the date of this Agreement by THL Stockholder or its Affiliates to the Company or any of its subsidiaries. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason (other than as a result of the proviso), the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For purposes of this Section 7(a), none of the circumstances described in the limitations contained in the second preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be repaid by such Indemnitee to the Company.

(b) Any Indemnitee may, at its own expense, retain separate counsel to participate in such defense. In any action, claim, suit, investigation or proceeding in which both of the Company, on the one hand, and an Indemnitee, on the other hand, is, or is reasonably likely to become, a party, such Indemnitee shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnitee, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnitee, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnitee is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnitee and each other Indemnitee from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding.

(c) The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to any Indemnitee under this Agreement are primary and any obligation of any Manager Fund (or any Affiliate thereof other than the Company) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitee is secondary), and if any Manager Fund (or any Affiliate thereof other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws, charter or otherwise) with any Indemnitee, then (i) the Manager Fund (or such Affiliate, as the case may be) shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) the Company shall reimburse the Manager Fund (or such other Affiliate) for the payments actually made. The Company hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each Affiliate of the Company not to exercise), any claims or rights that the Company may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right. None of the Indemnitees will be liable to the Company or any of their Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct or bad faith as determined by a final, non-appealable determination of a court of competent jurisdiction.

8. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

10. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 17, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

12. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the parties with respect to the subject matter hereof.

13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

14. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

15. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

16. Specific Performance. Each of the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

17. Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

If to the Company:

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

Attention: General Counsel and Secretary

Facsimile: (952) 893-3200

If to THL Stockholder or any Nominee:

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

Attention: Arthur B. Price

Facsimile: (612) 227-3514

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Robert M. Hayward, P.C.

     Alexander M. Schwartz

Facsimile: (312) 862-2200

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 17 during regular business hours.

18. Enforcement. Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

AGILITI, INC.

By:

Name:
Title:

THL AGILITI, LLC

By:

Name:
Title:

A&R Director Nomination Agreement - Agiliti